FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

February 10, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is February 10, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports initial results from Taricori drill program in northern Peru.

Item 5.	Full Description of Material Change

The Issuer reports initial drillhole assay results from the Taricori Gold Zone on the Condor gold project in northern Peru, which have been received from Minera Afrodita (previous News Release NR09-05, NR09-15).  The Issuer has a right to acquire 100% of Minera Afrodita.

This first ever drill program at Taricori is designed to test a system of structurally controlled high-grade, poly-sulphide gold-bearing veins and determine the extent of wall-rock mineralization.  The high-grade vein system is well exposed by informal miners that have excavated approximately 2,600m of underground workings.  The drill results successfully demonstrate the existence of strong, pervasive wall rock mineralization on the periphery of the known mineralized system.

Drill Results

All of the initial five reported drillholes from the Taricori zone intersected the targeted gold mineralization.  Intersections are typically centred on a higher-grade vein structure and buffered by broader zones of wall-rock mineralization.  Drillhole TAR-001 returned a 32.2-metre interval of 1.03 g/t gold including a higher-grade section of 7.0 metres of 1.94 g/t gold and 3.3 metres of 2.3 g/t gold.  Underground sampling east of these initial core holes indicates that the vein-hosted mineralization is typically higher grade within the area of mapped workings – which forthcoming drillholes are testing.  Drillhole locations are plotted on Figure 1.  Results are summarized in Table 1 that highlights significant intersections.

Table 1: Summary of Intersections*: Platform 1

DRILLHOLE		FROM	TO	WIDTH	GRADE

TAR 001	Intersection 1	45.46	46.5	1.04m	1.06 g/t gold

	Intersection 2	51.88	53.5	1.62m	1.14 g/t gold

	Intersection 3	78.0	110.2	32.2m	1.03 g/t gold
	including	89.0	96.0	7.0m	1.94 g/t gold
	and	103.52	106.8	3.28m	2.29 g/t gold

TAR 002	Results not yet available.

TAR 003	Intersection 1	35.0	49.0	14.0m	0.93 g/t gold
	including	35.0	39.0	4.0m	2.22 g/t gold

	Intersection 2	81.0	94.0	13.0m	1.36 g/t gold
	including	90.0	92.2	2.2	3.48 g/t gold

TAR 004	Intersection 1	7.3	9.0	1.7m	0.86 g/t gold

	Intersection 2	38.0	52.0	14.0m	0.92 g/t gold

	Intersection 3	79.3	83.3	4.0m	1.61 g/t gold

	Intersection 4	148.45	150.0	1.55m	1.81 g/t gold

TAR 005	Intersection 1	39.0	45.0	6.0	0.59 g/t gold

	Intersection 2	152.4	156.45	4.05m	0.78 g/t gold

TAR 006	Intersection 1	24.0	62.1	38.1m	0.51 g/t gold
	including	24.0	26.1	2.1m	2.99 g/t gold

	Intersection 2	69.95	75.0	5.05m	0.73 g/t gold

	Intersection 3	126.77	154.0	27.23	0.75 g/t gold

 *using a cutoff of 0.25 g/t gold and allowing 4m of dilution

High-grade gold intersections less than 0.5 metre in width were intersected but have not been highlighted in the table above.  Narrow mineralized structures, as continuous but distal splays from main structures, could potentially become thicker and more significant as drilling moves closer to the high-grade vein zones.

Platform 1 was located at the top of the ridge and on the periphery of the system, and designed to test for potential extensions to the area of known underground workings.  Subsequent platforms are being located closer to areas of mapped informal underground workings, testing for interpreted high-grade veins and bulk-tonnage-style wall rock mineralization.

Drillhole TAR-002, which was flagged by rigorous QA/QC procedures, is undergoing partial re-analysis.  Results for TAR-002 and for the next series of holes drilled from Platform 2 are expected in the next couple of weeks.

Taricori Geology

Drilling from Platform 1 has outlined a geological model, which will be built upon and reinterpreted as drilling progresses.  Drillholes TAR-001, -003, -005 and -006 were oriented in a northerly direction and intersected both volcanic hanging-wall rocks and intrusive footwall rocks.  The contact between hanging-wall and footwall appears to be structurally controlled, with a main fault and vein at the contact in addition to multiple veins and a stock-work structure penetrating the hanging-wall sequence.  Drillhole TAR-004 was drilled southward, towards another interpreted structure and intersected only volcanic and sedimentary hanging wall sequences.  In all holes, the hanging-wall sequence was dominated by volcano-sedimentary breccias and tuffs, as well as quartzose sandstones and mudstones.  The intrusive footwall rocks include granodiorite of the Zamora Batholith, as well as coarse porphyritic instrusive bodies previously designated as the Taricori Porphyry.

Cautionary Statement

This material change report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding Issuer’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Issuer’s future plans, objectives or goals, including words to the effect that the Issuer or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Issuer disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith J. Henderson, President & CEO

Business Telephone No.:  (604) 638-5817

Item 9.	Date of Report

February 11, 2010